Exhibit 99.1

NEXGEL and STADA AG Announce Expansion of Partnership for North America

LANGHORNE, Pa. – July 14, 2025 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced expanding its partnership with STADA Arzneimittel AG (“STADA”), a European leader in consumer health. The expansion includes the planned launch of digestive enzyme formulas and solutions targeting scars and stretch marks.

As part of the agreement, STADA will advance $1 million to NEXGEL in non-dilutive capital to support product launches and marketing efforts.

“This next phase of our partnership reflects a shared outlook that there is an opportunity in bringing these health solutions to consumers across North America,” said Adam Levy, Chief Executive Officer of NEXGEL. “We are grateful for STADA’s financial support, which will accelerate our joint go-to-market strategy.”

About STADA Arzneimittel AG

STADA Arzneimittel AG is headquartered in Bad Vilbel, Germany. The company focuses on a three-pillar strategy consisting of consumer healthcare products, generics and specialty pharma. Worldwide, STADA Arzneimittel AG sells its products in over 100 countries. In financial year 2024, STADA achieved group sales of € 4,059 million and adjusted constant-currency earnings before interest, taxes, depreciation and amortization (adj. cc EBITDA) of € 886 million. As of 31 December 2024, STADA employed 11,649 people worldwide.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, the planned launch of digestive enzyme formulas and solutions targeting scars and stretch marks. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

NEXGEL Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@kcsa.com